Exhibit 99.2

Armata Pharmaceuticals Provides Update on Pseudomonas Respiratory Programs

Enhanced AP-PA02 enters SWARM-P.a. study

AP-PA02 identified as lead cocktail for non-cystic fibrosis bronchiectasis Phase 2 trial

Distinct phage cocktail (AP-PA03) for pneumonia advances to manufacturing

MARINA DEL REY, California, January 5, 2022 – Armata Pharmaceuticals, Inc. (NYSE American: ARMP) (“Armata,” “us,” “our,” or the “Company”), a biotechnology company focused on pathogen-specific bacteriophage therapeutics for antibiotic-resistant and difficult-to-treat bacterial infections, today announces the modification of its lead bacteriophage product candidate, AP-PA02, to include additional phage genera that increase potency and broaden coverage of strains of Pseudomonas aeruginosa found in patients with cystic fibrosis (CF) and non-cystic fibrosis bronchiectasis (NCFB).

The improvements in AP-PA02 reflect Armata’s core strategy of utilizing clinical isolate surveillance data to drive enhancement of product composition. Prior to initiating the SWARM-P.a. trial, Armata’s clinical isolate screening and phage collections yielded a three-phage cocktail with compelling host-range coverage. Since then, Armata’s ongoing discovery efforts have resulted in a P. aeruginosa phage library that encompasses more than 600 unique phages and a P. aeruginosa isolate collection that represents contemporary and historical clinical isolates with geographic diversity from relevant respiratory sources (CF, NCFB, and pneumonia). This library of more than 2,000 clinical isolates (~1,000 genomes sequenced) has powered Armata’s ability to strengthen the profile of AP-PA02. The optimized phage cocktail introduces two new phage genera, which provides coverage of at least 90% of tested P. aeruginosa clinical isolates and has shown superior in vitro potency as well as improved efficacy in an animal model of infection. Utilizing Armata’s in-house capabilities, the two new phages were rapidly advanced through manufacturing and regulatory review and are now entering the ongoing SWARM-P.a. study.

Screening P. aeruginosa isolates from people diagnosed with NCFB revealed that the five-phage AP-PA02 cocktail offers broad coverage and robust potency in this indication as well. NCFB is a serious respiratory disease characterized by chronic inflammation of airways, decline of lung function, and frequent lung infections with P. aeruginosa. There are currently no approved inhaled antibiotics for the treatment of NCFB patients with chronic P. aeruginosa respiratory infections. Recognizing this high unmet medical need, Armata plans to advance quickly into a Phase 2 trial in NCFB in 2022.

Conversely and representing the different physiology of acute pneumonia lung infections as compared to chronic CF and NCFB respiratory infections, a novel cocktail is in development for the clinical indication of pneumonia. Armata has deployed its extensive clinical isolate collection and phage library to identify a candidate 5-phage cocktail (AP-PA03) that is entering manufacturing with a regulatory filing expected in 2022.

“As we enter 2022, we are realizing the benefits of our commitment to the core science of bacteriophage therapy,” stated Dr. Brian Varnum, Chief Executive Officer of Armata Pharmaceuticals. “Armata’s strategy is to deliver high quality defined phage products that cover the vast majority of clinical isolates in an indication. We also realize the value of ongoing surveillance that may, from time to time, justify introducing new phage to refine or improve a product. Our ability to introduce two new phages during clinical development is an important step in the execution of this strategy. Further, we believe AP-PA02 represents a best-in-class product for CF.”

“We are very pleased to incorporate the enhanced AP-PA02 into the SWARM-P.a. study. This allows us to generate safety and efficacy data for AP-PA02 in 2022 and positions us to rapidly advance an optimized product into registrational trials,” stated Dr. Mina Pastagia, Armata’s Senior Vice President of Clinical Development. “Additionally, following IND approval for our ‘diSArm’ study, which is assessing AP-SA02 in Staphylococcus aureus bacteremia, we are focusing on startup activities and further expanding our clinical pipeline with the pursuit of new indications such as NCFB and pneumonia.”

About Armata Pharmaceuticals, Inc.

Armata is a clinical-stage biotechnology company focused on the development of precisely targeted bacteriophage therapeutics for the treatment of antibiotic-resistant and difficult-to-treat bacterial infections using its proprietary bacteriophage-based technology. Armata is developing and advancing a broad pipeline of natural and synthetic phage candidates, including clinical candidates for Pseudomonas aeruginosa, Staphylococcus aureus, and other pathogens. In addition, in collaboration with Merck, known as MSD outside of the United States and Canada, Armata is developing proprietary synthetic phage candidates to target an undisclosed infectious disease agent. Armata is committed to advancing its bacteriophage-based technology with drug development expertise that spans bench to clinic including in-house phage specific GMP manufacturing.

Forward Looking Statements

This communication contains "forward-looking" statements, including, without limitation, statements related to Armata's bacteriophage development programs, Armata's ability to meet expected milestones such as developing a distinct phage cocktail for pneumonia, Armata's ability to be a leader in the development of phage-based therapeutics, and statements related to the timing and results of clinical trials, including the anticipated results of clinical trials of AP-PA02 and AP-SA02, and Armata's ability to develop new products based on bacteriophages and synthetic phages. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are based upon Armata's current expectations. Forward-looking statements involve risks and uncertainties. Armata's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the ability of Armata's lead clinical candidates, AP-PA02 and AP-SA02 (including any modifications thereto) to be more effective than previous candidates; Armata's ability to enhance AP-PA02 to treat both CF and NCFB patients; Armata's ability to advance its preclinical and clinical programs and through the uncertain and time-consuming regulatory approval process; Armata's ability to develop products based on bacteriophages and synthetic phages to kill bacterial pathogens; Armata’s expected market opportunity for its products; Armata's ability to sufficiently fund its operations as expected, including obtaining additional funding as needed; and any delays or adverse events within, or outside of, Armata's control, caused by the ongoing outbreak of COVID-19. Additional risks and uncertainties relating to Armata and its business can be found under the caption "Risk Factors" and elsewhere in Armata's filings and reports with the SEC, including in Armata's Annual Report on Form 10-K, filed with the SEC on March 18, 2021, and in its subsequent filings with the SEC. Armata expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Armata's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Media Contacts:

At Armata:

Steve Martin

Armata Pharmaceuticals, Inc.

ir@armatapharma.com

858-800-2492

Armata Investor Relations:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

212-915-2569